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                                                                   EXHIBIT 10.23

                             SUPPLEMENTAL AGREEMENT
                        TO MASTER SUB-SERVICING AGREEMENT


        This agreement, dated as of September 1, 1998, is a Supplement ("Supplement") to that certain Master Sub-Servicing Agreement ("Sub-Servicing Agreement") dated as of April 28, 1997, and is entered into with reference to the following facts:

        A. Ameriquest Mortgage Company, ("AMC" or "Subservicer"), formerly known as Long Beach Mortgage Company, and Long Beach Mortgage Company ("LBMC" or "Master Servicer") formerly known as Ameriquest Mortgage Corporation, entered into the Sub-Servicing Agreement pursuant to which AMC agreed to act as subservicer for certain Mortgage Loans originated by LBMC and for which LBMC acts as master servicer.

        B. AMC and LBMC now desire to modify and supplement certain terms and conditions of the Sub-Servicing Agreement as set forth in this Supplement.

        In reliance on the foregoing facts, and in consideration of the mutual covenants and agreements contained in this Supplement, LBMC and AMC have agreed as follows:

        1. Use of Defined Terms. Unless specifically defined in the body of this Supplement, or the context otherwise requires, all capitalized terms used in this Supplement shall have the meanings ascribed to them in the Sub-Servicing Agreement.

        2. Transfer of Mortgage Loan Servicing. Prior to the date of this Supplement LBMC has transferred the servicing of certain Mortgage Loans that had been delivered to AMC for servicing pursuant to the terms of the Sub-Servicing Agreement. These prior servicing transfers are hereby ratified and confirmed. AMC and LBMC further agree that the servicing for any of the following Mortgage Loans (including any Mortgaged Property acquired in connection with the foreclosure or deed in lieu of foreclosure of any Mortgage Loan) may also be transferred by LBMC to itself or another servicer in accordance with the provisions of subsections 2.1 through 2.4 below:

               (i) Mortgage Loans are owned by LBMC to Lehman Brothers (or its affiliates) on a servicing released basis;

               (ii) Mortgage Loans that have been sold by LBMC to Credit Suisse
                    First Boston Mortgage Capital, LLC (or its affiliates); and

               (iii) Mortgage Loans that are owned by LBMC on or after the date of this Supplement.

               2.1 Notice. The Master Servicer shall have provided the Subservicer written notice of the Master Servicer's intention to transfer servicing of Mortgage Loans as provided for in this Section 2 at least 25 days prior to the proposed transfer of such Mortgage Loans. Such notice shall identify with specificity the loans to be transferred and the date of transfer.

               2.2 Consents. The Master Servicer shall have provided to the Subservicer copies of any consents or approvals required by investors, regulatory bodies, credit insurers, Rating Agencies and any other parties which may have the right to object to the transfer of the servicing or subservicing rights to any Mortgage Loan.

               2.3 Payment of Accrued Fees. Prior to the transfer of any servicing hereunder, the Subservicer shall receive (i) reimbursement for any Servicing Advance or P & I Advance which it may have made in connection with the Mortgage Loans to be transferred, regardless of the timing for such


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reimbursement as provided for in the Sub-Servicing Agreement; and (ii) a servicing release fee in an amount equal to $25.00 for each Mortgage Loan transferred. In addition, if the date of transfer is after November 1, 1998, LBMC shall pay to AMC all unpaid Servicing Fees accruing after November 1, 1998. AMC shall earn a full month's servicing fee for any partial month of servicing after November 1, 1998; provided, however, if the servicing transfer date is on the first or second business day of any month, no servicing fee shall be due for the one or two business days of servicing during which no servicing activities by AMC will be required.

               2.4 Goodbye Letters. The Subservicer shall provide, or cause to be provided, a "good-bye" notice to the related borrowers regarding the transfer of the servicing as well as any notices required to be given to insurance carriers and tax services.

        3. Payment of Unpaid Servicing Fees. Concurrently with the execution of this Supplement, the Master Servicer shall pay, and the Subservicer shall accept, the sum of $200,000.00 as payment in full and complete satisfaction of all unpaid Servicing Fees accrued or yet to accrue through November 1, 1998 with respect to Mortgage Loans for which the servicing was or is to be transferred by the Master Servicer prior to November 1, 1998. Notwithstanding the foregoing, the Subservicer shall continue to earn and shall retain the Sub-Servicing Fee related to each Mortgage Loan from payments of interest collected by the Subservicer with respect to such loan.

        4. Termination of Sub-Servicing Agreement. Effective as of November 1, 1998 ("Acceptance Termination Date") the Subservicer shall have no obligation to accept for subservicing any Mortgage Loans originated, purchased or otherwise acquired by the Master Servicer, except as otherwise agreed to pursuant to the terms of the Standby Servicing Agreement between the parties dated as of September 1, 1998. Neither shall the Master Servicer have any right or obligation to submit any Mortgage Loan to the Subservicer for subservicing from or after the Acceptance Termination Date.

        5. Amendment to Sub-Servicing Agreement. Pursuant to the provisions of
Section 7.01 of the Sub-Servicing Agreement, this Supplement is intended to be an amendment to the Sub-Servicing Agreement, such that, in the event of any conflict between the provisions of this Supplement and those of the Sub-Servicing Agreement, the provisions of this Supplement shall prevail. Otherwise, unless specifically modified, amended or deleted by this Supplement, the provisions of the Sub-Servicing Agreement shall remain in full force and effect. Nothing in this Supplement is intended to amend or modify in any way
Section 5.04 of the Sub-Servicing Agreement, including, without limitation, either party's right to terminate such agreement.

        IN WITNESS WHEREOF, the parties have executed this Sub-Servicing Agreement as of the 1st day of September, 1998.

    LONG BEACH MORTGAGE COMPANY              AMERIQUEST MORTGAGE COMPANY



By: /s/ M. JACK MAYESH                       By:  /s/ NORMAN R. GRITSCH
    -------------------------------               -----------------------------
    M. Jack Mayesh,                               Norman R. Gritsch,
    Chief Executive Officer                       Executive Vice President and
                                                  General Counsel




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